EXHIBIT 10.1
ZILLOW GROUP, INC.
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
1.Introduction. The purpose of this Zillow Group, Inc. Executive Severance Plan is to provide assurances of specified benefits to certain employees of the Company and its wholly-owned subsidiaries whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan (as defined below). This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of ERISA. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Important Terms. The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:
2.1.     “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.
2.2.     “Arbitration Agreement” means the Mutual Agreement to Arbitrate Claims or any similar or successor agreement between the Company and a Participant.
2.3.     “Board” means the Board of Directors of the Company.
2.4.     “Cause” means, with respect to a Participant, one or more of the following events:
(a)willful misconduct, insubordination or dishonesty in the performance of Participant’s duties or a knowing and material violation of the Company’s or the Successor Company’s policies and procedures in effect from time to time which results in a material adverse effect on the Company or the Successor Company;
(b)the continued failure of Participant to satisfactorily perform the Participant’s duties after receipt of written notice that identifies the areas in which Participant’s performance is deficient;
(c)willful actions in bad faith or intentional failures to act in good faith by Participant with respect to the Company or the Successor Company that materially impair the Company’s or the Successor Company’s business, goodwill or reputation;
(d)conviction of Participant of a felony or misdemeanor, conduct by Participant that the Company reasonably believes violates any statute, rule or regulation governing the Company, or conduct by Participant that the Company reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on the Company or the Successor Company;
(e)current use by Participant of illegal substances; or
(f)any material violation by Participant of this Agreement or the Confidentiality Agreement.
2.5.    “Confidentiality Agreement” means the Company’s Confidential Information, Inventions, (Noncompetition) and Nonsolicitation Agreement, the Company’s Proprietary Rights Agreement, or any similar or successor agreement between the Company and a Participant.
2.6.    “Code” means the Internal Revenue Code of 1986, as amended.
2.7.    “Company” means Zillow Group, Inc., a Delaware corporation, its wholly-owned subsidiaries and any Successor Company that assumes the obligations of the Company under the Plan, by way of a Company Transaction.

2.8.     “Company Transaction” means consummation of:
(a)a merger or consolidation of the Company with or into any other company;
(b)a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or
(c)a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets, excluding, however, in each case, any such transaction pursuant to which
(i)the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;
(ii)no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and
(iii)individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.
Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.
2.9.    “Compensation Committee” means the Compensation Committee of the Board.
2.10.    “Director” means a member of the Board who is not an employee of the Company. Directors are not eligible for Severance Benefits.
2.11.    “Disability” shall mean, with respect to a Participant, “Disability” as defined in the Company’s long-term disability plan or policy then in effect with respect to that Participant, as such plan or policy may be in effect from time to time, and, if there is no such plan or policy, a total and permanent disability as defined in Code Section 22(e)(3).
2.12.    “Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).
2.13.    “Equity Awards” means a Participant’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
2.14.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
2.15.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
2.16.    “Good Reason” means the occurrence of one or more of the following without the Participant’s express written consent:
(a)incurred a material reduction in authority, duties or responsibilities at the Company;

(b)incurred a material reduction in Participant’s annual base salary (except for reductions in connection with a general reduction in annual base salary for all Participants of the Company by an average percentage that is not less than the percentage reduction of Participant’s annual base salary);
(c)suffered a material breach of any employment agreement (including an offer letter) by the Company; or
(d)been required to relocate more than fifty (50) miles from Participant’s then current place of residence, in order to continue to perform the duties and responsibilities of Participant’s position (not including expected and customary travel as may be required by the nature of Participant’s position).
Notwithstanding the foregoing, termination of employment by Participant will not be for Good Reason unless (1) Participant notifies the Company in writing of the existence of the condition which Participant believes constitutes Good Reason within thirty (30) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) Participant actually terminates employment within thirty (30) days after the expiration of the Remedial Period and before the Company remedies such condition. If Participant terminates employment before the expiration of the Remedial Period or after the Company remedies the condition (even if after the end of the Remedial Period), then Participant’s termination will not be considered to be for Good Reason.
2.17.    “Incumbent Board” means the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board.
2.18.    “Involuntary Termination” shall mean (a) a Participant terminates the Participant’s employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (b) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability. For the avoidance of doubt, a Participant’s transfer of employment between members of the Company (that is, among the Company, any of its wholly-owned subsidiaries, or the Successor Company) will not constitute an Involuntary Termination.
2.19.    “Outstanding Company Voting Securities” means the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of members of the Board.
2.20.    “Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more intermediaries.
2.21.    “Participant” means an employee of the Company who is serving in one of the positions included in the definition of Tier as set forth in Section 2.27.
2.22.    “Plan” means the Zillow Group, Inc. Executive Severance Plan, as set forth in this document, and as hereafter amended from time to time.
2.23.    “Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.
2.24.    “Section 409A Limit” means 2 times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.
2.25.    “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

2.26.    “Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.
2.27.    “Tier” means the tier of Severance Benefits a Participant is entitled to receive under the Plan pursuant to Section 4, depending on the rank and title of the Participant on the date the right to Severance Benefits is triggered, as set forth below:
(a)“Tier 1” applies to employees of the Company serving in “Executive 6” level and with the title of “Chief Executive Officer.”
(b)“Tier 2” applies to employees of the Company serving in “Executive 5” level and with a title that starts with “Chief” or “President.”
(c)“Tier 3” applies to employees of the Company serving in “Executive 4” level and with the title of “Senior Vice President.”
(d)“Tier 4” applies to employees of the Company serving in “Executive” level and with the title of “Vice President.”
3.Eligibility for Severance Benefits. A Participant is eligible for Severance Benefits, as described in Section 4, only if the Participant experiences an Involuntary Termination. An individual serving solely in the capacity as a Director is not eligible for Severance Benefits.
4.Involuntary Termination. Upon an Involuntary Termination, then, subject to the Participant’s compliance with Section 6, the Participant will be eligible to receive the following Severance Benefits:
4.1.    Cash Severance Benefits. Continuing payments of severance equal to the Participant’s annual base salary as in effect immediately prior to the Participant’s Involuntary Termination payable in cash in accordance with the Company’s normal payroll procedures and the terms and conditions of this Plan, including, without limitation, Section 7 hereof, for the following periods after the Participant’s Involuntary Termination:
(a)Tiers 1 - 3: six (6) months;
(b)Tier 4: four (4) months
4.2.    Continued Medical Benefits. If the Participant, and any spouse and dependents of the Participant (“Family Members”) has or have coverage on the date of the Participant’s Involuntary Termination under a group health plan sponsored by the Company, the total applicable premium cost for continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the period of time following the Participant’s Involuntary Termination as set forth below, regardless of whether the Participant elects COBRA continuation coverage for Participant and Participant’s Family Members (the “COBRA Severance”). The COBRA Severance will be paid ratably each month in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue the group health coverage in effect on the date of the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) over the number of months set forth below following the Involuntary Termination. Furthermore, for any Participant who, due to non-U.S. local law considerations, is covered by a health plan that is not subject to COBRA, the Company may (in its discretion) instead provide cash or continued coverage in a manner intended to replicate the benefits of this Section 4.2 and to comply with applicable local law considerations. The period over which the COBRA Severance will be paid following the Participant’s Involuntary Termination is as follows:
(a)Tiers 1 - 3: six (6) months;
(b)Tier 4: four (4) months

4.3.    Equity Award Vesting Acceleration Benefit. All or a portion of the Participant’s Equity Awards that are to vest solely based on continued service will vest and, to the extent applicable, become immediately exercisable as to the portion of such awards that were scheduled to vest during the period following the date of such Involuntary Termination as follows (it being understood that forfeiture of any Equity Awards due to the Participant’s Involuntary Termination will be tolled to the extent necessary to implement this Section 4.3):
(a)Tiers 1 - 2: twelve (12) months;
(b)Tier 3: six (6) months;
(c)Tier 4: three (3) months
If an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will be treated in accordance with the plan under which it was granted and the award agreement memorializing the Equity Award.
Notwithstanding the foregoing, if the Involuntary Termination occurs on or following a Company Transaction, then 100% of the Participant’s then outstanding and unvested Equity Awards will vest, and if applicable, become exercisable.
4.4.    Extended Post-Termination Exercise Period. The Participant will have until the expiration of the period following the date of the Participant’s Involuntary Termination set forth below in which to exercise any Equity Awards (if applicable); provided, however, that such post-termination exercise period will not extend beyond the original maximum term of the Equity Award.
(a)Tier 1: twenty-four (24) months;
(b)Tier 2: eighteen (18) months;
(c)Tier 3: nine (9) months;
(d)Tier 4: six (6) months
5.Limitation on Payments. In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

Unless Participant and the Company otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the change in control of the Company or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company. For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.
6.Conditions to Receipt of Severance.
6.1.    Release Agreement. As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”). In all cases, the Release must become effective and irrevocable the earlier of (1) the date set forth in the Release, or (2) the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”). If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits. In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.
6.2.    Confidentiality Agreement. A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the terms of the Confidentiality Agreement between the Company and the Participant.
6.3.    Non-Disparagement. Subject to Section 6.4, as a condition to receiving Severance Benefits under this Plan during the Participant’s employment with the Company, the Participant will not knowingly and materially disparage, libel, slander, or otherwise make any materially derogatory statements regarding the Company or any of its officers or directors. Notwithstanding the foregoing, nothing contained in the Plan will be deemed to restrict the Participant from providing information to any governmental, administrative, judicial, legislative, or regulatory agency or body (or in any way limit the content of any such information) to the extent the Participant is required to provide such information pursuant to a subpoena, or upon written request from an administrative agency or the legislature, or as otherwise required by applicable law or regulation, or in accordance with any governmental investigation or audit relating to the Company. Similarly, nothing in this Plan is intended to limit a Participant’s rights as an employee to discuss the terms, wages, and working conditions of Participant’s employment, including any rights a Participant may have under Section 7 of the National Labor Relations Act, nor to deny a Participant the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law.
6.4.    Protected Activity Not Prohibited. Nothing in this Plan will in any way limit or prohibit the Participant from engaging in any Protected Activity. Protected Activity includes filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). In connection with a Protected Activity, the Participant is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, the Participant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. The Participant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding the Participant’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Section 6.4. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Participant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

6.5.    Other Requirements. Severance Benefits under this Plan shall terminate immediately for a Participant if such Participant, at any time, violates any such agreement and/or the provisions of this Section 6.
7.Timing of Severance Benefits. Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s Involuntary Termination through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan.
8.Non-Duplication of Benefits; Survival of Other Benefits. Notwithstanding any other provision in the Plan to the contrary, if the Participant is entitled to any severance, change in control or similar benefits outside of the Plan by operation of applicable law or under another Company-sponsored plan, policy, contract, or arrangement, the Participant’s Severance Benefits under the Plan will be reduced by the value of the severance, change in control or similar benefits that the Participant receives by operation of applicable law or under any Company-sponsored plan, policy, contract, or arrangement, all as determined by the Administrator in the Administrator’s discretion. Subject to the foregoing, this Plan is not intended to amend, modify, terminate, or supersede any severance, change in control or similar benefits provided under any contract with any Participant, and to the extent any such contract offers severance, change in control or similar benefits that are more advantageous to the Participant than the terms hereof, the Participant will continue to be entitled to such benefits.
9.Section 409A.
9.1.    Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A. Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.
9.2.    It is intended that none of the Severance Benefits will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 or resulting from an involuntary separation from service as described in Section 9.5. In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.
9.3.    Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
9.4.    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.
9.5.    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.

9.6.    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 13, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.
10.Withholdings. The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.
11.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Administrator (in the Administrator’s sole discretion). The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.
12.Eligibility to Participate. To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but such individual(s) will not entitled to act upon or make determinations regarding any matters pertaining specifically to the individual’s own benefit or eligibility under the Plan. The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
13.Amendment or Termination. The Company, by action of the Administrator, reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time, subject to the provisions of this Section 13. Any amendment or termination of the Plan will be in writing. Once a Participant has incurred an Involuntary Termination, no amendment or termination of the Plan may, without that Participant’s written consent, reduce or alter to the detriment of the Participant, the Severance Benefits payable to the Participant. In addition and notwithstanding the preceding provisions of this paragraph, beginning on the date that the Company executes a definitive agreement, which if consummated would result in a Company Transaction, the Company may not, without a Participant’s written consent, amend or terminate the Plan in any way, nor take any other action under the Plan, which (i) prevents that Participant from becoming eligible for Severance Benefits, or (ii) reduces or alters to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant (including, without limitation, imposing additional conditions). The provisions of the preceding sentence will no longer apply if the definitive agreement is terminated without the Company Transaction having been consummated. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
14.Claims and Appeals.
14.1.    Claims Procedure. Any employee or other person who believes that they are entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of the claimant’s Severance Benefits or (ii) the date the claimant learned that claimant will not be entitled to any Severance Benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial. The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

14.2.    Appeal Procedure. If the claimant’s claim is denied, the claimant (or the claimant’s authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of the claimant’s claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of its decision on review within 60 days after it receives a review request. If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.
15.Attorneys’ Fees. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.
16.Source of Payments. All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
17.Inalienability. In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
18.No Enlargement of Employment Rights. Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company. The Plan in no way alters Participant’s at will employment arrangement with Company and Company expressly reserves the right to discharge any of its employees, including Participant, at any time, with or without cause. However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of the Participant’s termination of employment. The Plan is not intended in any way to supersede a Participant’s Confidentiality Agreement. Please note that a Participant’s Arbitration Agreement will not be applicable with respect to claims made with respect to the Plan, which will be handled as set forth in the Plan, but the Arbitration Agreement will continue to apply for all other purposes as set forth in the Arbitration Agreement, including, but not limited to, any claims that may arise with respect to a Release that is executed as a condition to the receipt of Severance Benefits under the Plan.
19.Successors. Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
20.Applicable Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Washington (but not its conflict of laws provisions).
21.Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.
22.Headings. Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

23.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
24.Additional Information.

Plan Name:	Zillow Group, Inc. Executive Severance Plan

Plan Sponsor:	Zillow Group, Inc.
1301 Second Avenue, Floor 31
Seattle, WA 98101
(206) 470-7000

Identification Numbers:	EIN:
PLAN:

Plan Year:	Company’s fiscal year

Plan Year:	Zillow Group, Inc.
Attention: Administrator of the Zillow Group, Inc. Severance Plan
1301 Second Avenue, Floor 31
Seattle, WA 98101
(206) 470-7000

Agent for Service of Legal Process:	Zillow Group, Inc.
Attention: General Counsel
1301 Second Avenue, Floor 31
Seattle, WA 98101
(206) 470-7000
Service of process also may be made upon the Administrator.

Type of Plan:	Severance Plan/Employee Welfare Benefit Plan

Plan Costs:	The cost of the Plan is paid by the Company.

25.Statement of ERISA Rights.
As a Participant under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review upon written request to the Administrator.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the denial of your claim reviewed. (The claim review procedure is explained in Section 14 above.)
Under ERISA, there are steps you can take to enforce the above rights. For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous. Please note that your Arbitration Agreement will not be applicable with respect to claims made with respect to the Plan, but it will continue to apply for all other purposes as set forth in the Arbitration Agreement, including, but not limited to, any claims that may arise with respect to a Release that is executed as a condition to the receipt of Severance Benefits under the Plan.
If you have any questions regarding the Plan, please contact the Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.